                                                                    EXHIBIT 4.1














                           PAINE WEBBER GROUP INC.
________________________________________________________________________________

                       1994 EXECUTIVE STOCK AWARD PLAN
________________________________________________________________________________

                           PAINE WEBBER GROUP INC.
________________________________________________________________________________

                       1994 EXECUTIVE STOCK AWARD PLAN
________________________________________________________________________________

                                                                          Page
                                                                          ----
1.   Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

3.   Administration  . . . . . . . . . . . . . . . . . . . . . . . . . .    2

     (a)  Authority of the Committee . . . . . . . . . . . . . . . . . .    2
     (b)  Manner of Exercise of Committee Authority  . . . . . . . . . .    2
     (c)  Limitation of Liability  . . . . . . . . . . . . . . . . . . .    2

4.   Stock Subject to Plan . . . . . . . . . . . . . . . . . . . . . . .    3

5.   Eligibility . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

6.   Specific Terms of Awards  . . . . . . . . . . . . . . . . . . . . .    4

     (a)  General  . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     (b)  Options  . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     (c)  Stock Appreciation Rights  . . . . . . . . . . . . . . . . . .    4
     (d)  Restricted Stock . . . . . . . . . . . . . . . . . . . . . . .    5
     (e)  Restricted Units . . . . . . . . . . . . . . . . . . . . . . .    6
     (f)  Bonus Stock and Awards in Lieu of Cash Obligations . . . . . .    7
     (g)  Dividend Equivalents . . . . . . . . . . . . . . . . . . . . .    7
     (h)  Other Stock-Based Awards . . . . . . . . . . . . . . . . . . .    7

7.   Certain Provisions Applicable to Awards . . . . . . . . . . . . . .    8

     (a)  Stand-Alone, Additional, Tandem, and Substitute Awards . . . .    8
     (b)  Performance Conditions . . . . . . . . . . . . . . . . . . . .    8
     (c)  Term of Awards . . . . . . . . . . . . . . . . . . . . . . . .    8
     (d)  Form and Timing of Payment Under Awards; Deferrals . . . . . .    8
     (e)  Rule 16b-3 Compliance  . . . . . . . . . . . . . . . . . . . .    8
     (f)  Performance-Based Awards to "Covered Executives: . . . . . . .    9


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                           PAINE WEBBER GROUP INC.
________________________________________________________________________________

                       1994 EXECUTIVE STOCK AWARD PLAN
________________________________________________________________________________

                                                                          Page
                                                                          ----
1.   General Provisions  . . . . . . . . . . . . . . . . . . . . . . . .   10

     (a)  Compliance With Legal and Other Requirements . . . . . . . . .   10
     (b)  Limits on Transferability; Beneficiaries . . . . . . . . . . .   10
     (c)  Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . .   10
     (d)  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     (e)  Changes to the Plan and Awards . . . . . . . . . . . . . . . .   11
     (f)  Limitation on Rights Conferred Under Plan  . . . . . . . . . .   12
     (g)  Unfunded Status of Awards; Creation of Trusts  . . . . . . . .   12
     (h)  Nonexclusivity of the Plan . . . . . . . . . . . . . . . . . .   12
     (i)  Payments in the Event of Forfeitures; Fractional Shares  . . .   12
     (j)  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . .   12
     (k)  Effective Date . . . . . . . . . . . . . . . . . . . . . . . .   12

                           PAINE WEBBER GROUP INC.

                       1994 EXECUTIVE STOCK AWARD PLAN


     1. Purpose. The purpose of this 1994 Executive Stock Award Plan (the "Plan") is to assist Paine Webber Group Inc. ("PaineWebber") and its subsidiaries in attracting, retaining, and rewarding high-quality executive officers and other key executives, enabling such executives to acquire or increase a proprietary interest in PaineWebber in order to strengthen the mutuality of interests between such executives and PaineWebber's stockholders, and providing such executives with performance incentives to expend their maximum efforts in the creation of long-term stockholder value. The Plan is also intended to endeavor to qualify the compensation awarded under the Plan for tax deductibility under Section 162(m) of the Internal Revenue Code to the extent deemed appropriate by the Compensation Committee of the Board of Directors of PaineWebber.

     2. Definitions. The definitions of awards under the Plan, including Options, SARs (including Limited SARs), Restricted Stock, Restricted Units, Stock granted as a bonus or in lieu of other awards, Dividend Equivalents, and Other Stock-Based Awards are set forth in Section 6 of the Plan. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed "Awards." The following additional terms shall be defined as set forth below:

          (a)  "Board" shall mean PaineWebber's Board of Directors.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

          (c) "Committee" shall mean the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided that the Committee shall consist solely of two or more directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

          (d) "Eligible Employee" shall mean each executive officer of PaineWebber, including those employed by subsidiaries, and other key executives selected by the Committee.

          (e) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

          (f) "Fair Market Value" shall mean the fair market value of Stock, Awards, or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the mean between the high and low sales prices of Stock on the stock exchange or market on which Stock is primarily traded on the date as of which such value is being determined or, if there shall be no sale on that date, then on the basis of the average of the means between the high and low sales prices of Stock on the nearest date before and the nearest date after the date on which such value is being determined.

          (g) "ISO" shall mean any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

          (h) "Participant" shall mean an Eligible Employee who has been granted an Award under the Plan.

          (i)  "PaineWebber" shall mean Paine Webber Group Inc.

          (j) "Stock" shall mean PaineWebber's Common Stock, par value $1.00 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 4.

     3.   Administration.

          (a) Authority of the Committee. The Plan shall be administered by the Committee, no member of which shall be eligible to participate in the Plan. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Participants, grant Awards, determine the type, number, and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions, or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

          (b) Manner of Exercise of Committee Authority. The Committee shall exercise sole and exclusive discretion on any matter relating to a Participant subject to Section 16 of the Exchange Act if and to the extent it deems necessary or advisable to obtain the exemption under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive, and binding on all persons, including PaineWebber, its subsidiaries, Participants, persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of PaineWebber or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Participants not subject to Section 16 of the Exchange Act, to perform any such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 and applicable law.

          (c) Limitation of Liability. The Committee may appoint agents to assist it in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of PaineWebber or a subsidiary, PaineWebber's independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of PaineWebber or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the




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
     Plan, and shall, to the extent permitted by law, be fully indemnified and protected by PaineWebber with respect to any such action or determination.

     4. Stock Subject to Plan. Subject to adjustment as provided in Section 8(c), the total number of shares of Stock reserved and available for issuance in connection with Awards granted under the Plan in each calendar year during any part of which the Plan is in effect shall be 975,000; provided that such number shall be increased in any calendar year by the number of shares of Stock which were available in such previous calendar years but which are neither subject to outstanding Awards nor were previously delivered to a Participant (or a trust established under Section 9(g)) in settlement of Awards. In addition, during the term in which the Plan is in effect, the number of shares of Stock reserved and available for issuance in connection with Awards under the Plan shall include the remaining shares of Stock that are available or become available following termination of the PaineWebber 1990 Stock Award and Option Plan. Notwithstanding anything to the contrary, no more than 1,500,000 shares of Stock shall be available for grants of ISOs or Stock Appreciation Rights in tandem with ISOs. When Awards that may be settled by delivery of stock to the Participant are granted and while they are outstanding, shares relating to an Award will be counted against the limitation set forth in this
Section 4 in accordance with Rule 16b-3. In the case of Awards valued by reference to Stock but which may be settled only by delivery to the Participant of cash or property other than Stock ("Other Awards"), no such Other Award may be granted if and to the extent that a number of shares to which such Other Award relates, when added to the number of shares to which all Other Awards relate, exceeds a number equal to the total number of shares of Stock reserved and available in such calendar year (without adjustment for grants in that year of Awards that may be settled by delivery of Stock to Participants). The Committee may adopt reasonable counting procedures, consistent with Rule 16b-3, to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards), and make adjustments if the number of shares actually delivered differs from the number of shares previously counted in connection with an Award. Shares subject to an award that is forfeited or settled in cash or otherwise terminated without a delivery of shares to the Participant, including shares withheld in payment of taxes relating to Awards and the number of shares equal to the number of shares surrendered in payment of the exercise price of Options (or any other Awards in the nature of purchase rights) or taxes relating to Awards, will again be available for Awards under the Plan, except that, if any such shares could not again be available under Rule 16b-3 for Awards to a Participant who is subject to Section 16 of the Exchange Act, such shares shall be available exclusively for Awards to Participants who are not subject to Section 16. Any shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

     5. Eligibility. Eligible Employees may be granted Awards under the Plan. In each calendar year during any part of which the Plan is in effect, an Eligible Employee may not be granted Awards relating to more than 450,000 shares of Stock, subject to adjustment as provided in Section 8(c), under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), or 6(h) of the Plan. With respect to cash awards under Section 6(h) or Other Awards settled in cash, no amount may be paid that exceeds the greater of the Fair Market Value of the number of shares of Stock set forth in the preceding sentence at the date of grant or the date of settlement of the Award (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence).

     6.   Specific Terms of Awards.

          (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant. The Committee shall retain full power to accelerate or waive, at any time, any term or condition of any Award that is not mandatory under the Plan. Except in cases in which the Committee is specifically authorized to require other forms of consideration by the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law, only services may be required as consideration for the grant (but not the exercise) of any Award.

          (b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

          (i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option except as provided under Section 7(a) hereof.

          (ii) Time and Method of Exercise. The Committee shall at the date of grant or thereafter, determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards issued under other PaineWebber plans, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

          (iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirements that no ISO shall be granted more than ten years after the effective date of the Plan, no ISO shall be exercisable more than ten years after the date of grant, and ISOs shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant.

          (c) Stock Appreciaiton Rights. The Committee is authorized to grant Stock Appreciation Rights ("SARs") to Participants on the following terms and conditions:

          (i) Right of Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, if the

               Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value of one share at any time during a specified period before or after the date of exercise, or, in the case of a "Limited SAR," the Fair
               Market Value determined by reference to amounts paid or payable in connection with a change in control of PaineWebber, as specified by the Committee), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR.

          (ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. Limited SARs that may only be exercised in connection with a change in control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. Limited SARs may be either freestanding or in tandem with other Awards.

          (d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

          (i) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon. During the restricted period applicable to the Restricted Stock, subject to Section 8(b) below, the Restricted Stock may not be sold, transferred, pledged, margined or otherwise encumbered by the Participant.

          (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by PaineWebber; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

         (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require such certificates to bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, with PaineWebber to retain physical possession of the certificates, and/or the Participant to deliver a stock power to PaineWebber, endorsed in blank, relating to the Restricted Stock.

         (iv) Dividends. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan.

          (e) Restricted Units. The Committee is authorized to grant Restricted Units ("RUs") to Participants which are rights to receive Stock, cash or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

          (i) Award and Restrictions. Satisfaction of an RU Award will occur upon expiration of the deferral period specified for an Award of RUs by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, RUs shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments, or otherwise, as the Committee may determine. RU Awards may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the RU Award, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

          (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the RUs), all RUs that are at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to RUs will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of RUs.

          (iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by the RU Award will be paid with respect to RU Awards either at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional RUs, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions, a risk of forfeiture, and/or deferral to the same extent as the RUs with respect to which such Stock or other property has been distributed.

          (f) Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of PaineWebber obligations to pay cash or deliver other property under other plans, provided that, in the case of Participants subject to Section 16 of the Exchange Act, such grants or Awards are made in a manner that complies with applicable requirements of Rule 16b-3 so that the acquisition of Stock or Awards hereunder shall be exempt from liability under Section 16(b) of the Exchange Act, to the extent such compliance is deemed necessary or appropriate by the Committee. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

          (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles as the Committee may specify.

          (h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of PaineWebber or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be authorized pursuant to this Section 6(h).

     7.   Certain Provisions Applicable to Awards.

          (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or award granted under any plan of PaineWebber, any subsidiary, or any business entity to be acquired by PaineWebber or a subsidiary, or any other right of a Participant to receive payment from PaineWebber or any subsidiary. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, grants of Awards in lieu of cash compensation, including in lieu of cash amounts payable under other plans of PaineWebber, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, RUs or Restricted Stock), or in which the exercise price, grant price, or purchase price of the Award in the nature of a right that may be exercised is equal to Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an exercise price "discounted" by the amounted of the cash compensation surrendered), are specifically authorized.

          (b) Performance Conditions. The right of the Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. Any Award subject to such conditions may be denominated "perfomance shares," "performance units," or any other title deemed appropriate by the Committee.

          (c) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any ISO or any SAR granted in tandem therewith exceed a period of ten years (or such shorter term as may be required under Section 422 of the Code).

          (d) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by PaineWebber or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one of more specified events, including a change in control as defined by the Committee (subject to Section 8(e) of the Plan) or permitted at the election of the Participant. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Stock.

          (e) Rule 16b-3 Compliance. It is the intent of PaineWebber that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) under the Exchange Act in connection with any grant of Awards to or other transaction by a

     Participant who is subject to Section 16 of the Exchange Act (except for transactions exempted under alternative Exchange Act Rules or acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicalbe to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b). In addition, the per share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Stock shall be not less than any specified percentage of the Fair Market Value of Stock at the date of grant of the Award then required in order to comply with Rule 16b-3.

          (f) Performance-Based Awards to "Covered Employee". Other provisions of the Plan notwithstanding, the provisions of this Section 7(f) shall apply to any Award the exercisability or settlement of which is subject to the achievement of performance conditions (other than an Option or SAR granted with an exercise or base price at least equal to 100% of Fair Market Value of Stock on the date of grant) if such Award is granted to a person who, at the time of grant, is a "covered employee." The definition of "covered employee," and other terms used in this Section 7(f), shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder (including Proposed Regulation 1.162-27). The performance goals for an Award subject to this Section 7(f) shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee but consistent with this Section 7(f). Performance goals shall be objective and shall otherwise meet the requirements of Section
     162(m)(4)(C) of the Code and regulations thereunder (including Proposed Regulation 1.162-27(e)(2)). The following business criteria for PaineWebber on a consolidated basis shall be used by the Committee in connection with a performance goal: (1) net earnings; (2) fully diluted earnings per common share; (3) return on average common equity; (4) pre-tax income; and (5) pre-tax operating income before accounting for incentive compensaiton, corporate charges and the cost of restructuring and discontinued operations.

          Achievement of performance goals shall be measured over a period of one, two, three or four years, as specified by the Committee. No business criteria other than those named above may be used in establishing the performance goal for an Award to a covered executive. For each such Award relating to a covered executive, the Committee shall establish the targeted level or levels of performance for each busines criteria. Performance goals may differ for Awards under this Section 7(f) to different covered executives. The Committee may determine that an Award under this Section 7(f) shall be payable upon achievement of any one of the performance goals or may require that two or more of the performance goals must be achieved in order for an Award to be payable. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in conneciton with an Award under this Section 7(f), but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. All determinations by the Committee as to the achievement of performance goals shall be made in writing. The Committee may not delegate any responsibility under this
     Section 7(f).




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
     8.   General Provisions.

          (a) Compliance With Legal and Other Requirements. PaineWebber may, in its discretion, postpone the issuance or delivery of Stock under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other PaineWebber securities are listed or designated, or compliance with any other contractual obligation of PaineWebber, as PaineWebber may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, regulations, listing or designation, or other contractual obligations.

          (b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to or in favor or subject to any lien, obligation, or liability of such Participant to any party other than PaineWebber or a subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards or rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.
     Notwithstanding the foregoing, subject to the transferability restrictions applicable to derivative securities under Rule 16b-3 of the Exchange Act and the limits on the transferability of Options under any registration statement in effect and applicable to the grant and exercise of such Options, the Committee may, in its sole discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicalbe to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

          (c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event, affects the Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards (including the limitations set forth in Sections 4 and 5), (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award or, if deemed appropriate, make provisions for payment of cash or other property with respect to any outstanding Award; provided, in each case, that, with respect to ISOs, no such adjustment shall be authorized or made to the extent that such authority or the making of such adjustment would cause the Plan or the ISO not to comply with Section 422 of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitaiton, events described in the preceding sentence) affecting PaineWebber, any subsidiary or any business division or unit, or the financial statements of PaineWebber or any subsidiary, or in response to changes in applicalbe laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of PaineWebber, any subsidiary, division or unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that, unless otherwise determined by the Committee in its sole discretion, no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, or Awards subject to Section 7(f), granted to "covered employees" (as defined in Section 7(f) hereof) to fail to qualify as "performance-based compensation" under Section 162(m)(4)(c) of the Code and regulations thereunder (including Proposed Regulations 1.162-27(e)(2)).

          (d) Taxes. PaineWebber or any subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable PaineWebber and Participants to satisfy obligations for the payment fo withholding taxes and other tax obligations relating to any Award. This authority shall include authority for PaineWebber to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

          (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of PaineWebber's stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, without the consent of an affected Participant no such Board action may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award agreement relating thereto; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

          (f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Employee or Participant the right to continue as an Eligible Employee, Participant or in the employ of PaineWebber or a subsidiary, (ii) interfering in any way with the right of PaineWebber or a subsidiary to terminate any Eligible Employee's or Participant's employment at any time,
     (iii) giving an Eligible Employee or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of PaineWebber unless and until the Participant has validly exercised an Option or Stock is otherwise duly issued or transferred to the Participant in accordance with the terms of the Award.

          (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments payable to a Participant or obligation to issue Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of PaineWebber; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards, or other property, or make other arrangements, to meet PaineWebber's obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

          (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of PaineWebber for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable.

          (i) Payments In the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

          (j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

          (k) Effective Date. The Plan shall become effective on February 22, 1994, subject to subsequent approval by PaineWebber stockholders at the 1994 annual meeting.




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